Free Writing Prospectus pursuant to Rule 433 dated July 25, 2024

Registration Statement No. 333-269296

Market Linked Securities — Contingent Fixed Return and Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Common Stock of Amazon.com, Inc., the Class A Common Stock of Alphabet Inc. and the Class A Common Stock of Meta Platforms, Inc. (formerly Facebook, Inc.) due August 29, 2025

Summary of Terms		Hypothetical Payout Profile*
Company (Issuer) and Guarantor:	GS Finance Corp. (issuer) and The Goldman Sachs Group, Inc. (guarantor)

Lowest performing underlying stock performance
Security performance
150%
100%
50%
26.50%
0%
-50%
-100%
Hypothetical pre-tax total rate of return
25% Buffer
-100%
-50%
-25%
0%
50%
100%
Hypothetical underlying stock return of the lowest performing underlying stock

* assumes a contingent fixed return of 26.50% of the face amount per security ($265.00 per security).

If the ending price of the lowest performing underlying stock is less than its threshold price, you will have 1-to-1 downside exposure to the decrease in the price of the lowest performing underlying stock and will lose more than 25%, and possibly all, of the face amount of your securities at maturity.

You should read the accompanying preliminary pricing supplement dated July 25, 2024, which we refer to herein as the accompanying preliminary pricing supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

The securities are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

●
Preliminary pricing supplement dated July 25, 2024
●
WFS Product Supplement No. 3 dated February 24, 2023
●
Prospectus supplement dated February 13, 2023
●
Prospectus dated February 13, 2023

Market measures (each referred to as an “underlying stock,” and collectively as the “underlying stocks”):

the common stock of Amazon.com, Inc. (current Bloomberg ticker: “AMZN UW”), the Class A common stock of Alphabet Inc. (current Bloomberg ticker: “GOOGL UW”) and the Class A common stock of Meta Platforms, Inc. (formerly Facebook, Inc.) (current Bloomberg ticker: “META UW”)

Pricing date:	expected to be July 26, 2024
Issue date:	expected to be July 31, 2024
Calculation day:	expected to be August 26, 2025
Stated maturity date:	expected to be August 29, 2025
Starting price:	with respect to an underlying stock, the stock closing price of such underlying stock on the pricing date
Ending price:	with respect to an underlying stock, the stock closing price of such underlying stock on the calculation day
Lowest performing underlying stock:	the underlying stock with the lowest underlying stock return
Underlying stock return:	ending price – starting price starting price
Contingent fixed return:	at least 26.50% of the face amount per security (at least $265.00 per security)
Threshold price:	with respect to an underlying stock, 75% of its starting price
Threshold amount:	25%
Payment amount at maturity (for each $1,000 face amount of your securities):
•
if the ending price of the lowest performing underlying stock is greater than or equal to its threshold price: $1,000 plus the contingent fixed return; or
•
if the ending price of the lowest performing underlying stock is less than its threshold price:

$1,000 + ($1,000 × underlying stock return of the lowest performing underlying stock)

Underwriting discount:

up to 0.925% of the face amount*; Wells Fargo Securities, LLC (“WFS”) is the agent for the distribution of the securities. WFS will receive the underwriting discount of up to 0.925% of the aggregate face amount of the securities sold. The agent may resell the securities to Wells Fargo Advisors (“WFA”) at the original issue price of the securities less a concession of 0.35% of the aggregate face amount of the securities. In addition to the selling concession received by WFA, WFS advises that WFA may also receive out of the underwriting discount a distribution expense fee of 0.075% for each $1,000 face amount of a security WFA sells.

The estimated value of your securities at the time the terms of your securities are set on the pricing date is expected to be between $925 and $955 per $1,000 face amount. See the accompanying preliminary pricing supplement for a further discussion of the estimated value of your securities.

CUSIP:	40058EES1
Tax consequences:	See “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying preliminary pricing supplement

* In addition, in respect of certain securities sold in this offering, GS&Co. may pay a fee of up to 0.10% of the aggregate face amount of the securities sold to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

The securities have more complex features than conventional debt securities and involve risks not associated with conventional debt securities. See “Risk Factors” in this term sheet and in the accompanying preliminary pricing supplement. This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying stocks, the terms of the securities and certain risks.

About Your Securities

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement, WFS product supplement no. 3 and preliminary pricing supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, WFS product supplement no. 3 and preliminary pricing supplement, and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement, WFS product supplement no. 3 and preliminary pricing supplement if you so request by calling (212) 357-4612.

Risk Factors

An investment in the securities is subject to risks. Many of the risks are described in the accompanying preliminary pricing supplement, accompanying WFS product supplement no. 3, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of risk factors discussed in the accompanying preliminary pricing supplement (but not those discussed in the accompanying WFS product supplement no. 3, accompanying prospectus supplement and accompanying prospectus). In addition to the below, you should read in full “Selected Risk Considerations” in the accompanying preliminary pricing supplement, “ Risk Factors” in the accompanying WFS product supplement no. 3, as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus.

The following risk factors are discussed in greater detail in the accompanying preliminary pricing supplement:

Risks Related to Structure, Valuation and Secondary Market Sales

▪
The Estimated Value of Your Securities At the Time the Terms of Your Securities Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Offering Price Of Your Securities
▪
The Securities Are Subject to the Credit Risk of the Issuer and the Guarantor
▪
The Amount Payable on Your Securities Is Not Linked to the Stock Closing Price of the Underlying Stocks at Any Time Other Than the Calculation Day
▪
You May Lose Your Entire Investment in the Securities
▪
The Return on Your Securities May Change Significantly Despite Only a Small Change in the Price of the Lowest Performing Underlying Stock
▪
Because the Securities Are Linked to the Performance of the Lowest Performing Underlying Stock, You Have a Greater Risk of Sustaining a Significant Loss on Your Investment Than If the Securities Were Linked to Just One Underlying Stock
▪
A Lower Threshold Price May Reflect Greater Expected Volatility of the Underlying Stocks, and Greater Expected Volatility Generally Indicates An Increased Risk of Declines in the Prices of the Underlying Stocks and, Potentially, a Significant Loss at Maturity
▪
The Maturity Payment Amount Will Be Based Solely on the Lowest Performing Underlying Stock
▪
Your Securities Do Not Bear Interest
▪
The Potential for the Value of Your Securities to Increase Will Be Limited
▪
We Will Not Hold Shares of the Underlying Stocks for Your Benefit
▪
You Have No Shareholder Rights or Rights to Receive Any Underlying Stock

▪
The Market Value of Your Securities May Be Influenced by Many Unpredictable Factors

Risks Related to Tax

▪
Certain Considerations for Insurance Companies and Employee Benefit Plans
▪
The Tax Consequences of an Investment in Your Securities Are Uncertain
▪
Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Securities, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Securities to Provide Information to Tax Authorities

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying stocks, the terms of the securities and certain risks.